Exhibit H

                             Proposed Form Of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)
Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

__, 2001

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __, 2001 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After __, 2001, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                    * * * * *

Virginia Electric and Power Company (70-[___])

     Virginia Electric and Power Company (the "Company") of 120 Tredegar Street, Richmond, VA 23219, an electric utility company and wholly-owned subsidiary of Dominion Resources Inc. ("DRI") also of 120 Tredegar Street, Richmond, VA 23219, a registered holding company under Act, has filed an application under Sections 9(a)(1), 10 and 11(b) of the Public Utility Holding Company Act of 1935 ("1935 Act") requesting authorization and approval to acquire the partnership interest of three non-utility generation facilities as described in the following paragraphs.

     The Company has entered into a Put and Call Agreement dated November 22, 2000 ("Put and Call Agreement") with Westpower-Franklin, L.P., a Virginia limited partnership, LG&E Southampton, L.P., a California limited partnership, LG&E Power 11 Incorporated, a California corporation, Westpower - Altavista, L.P., a Virginia limited partnership, LG&E Altavista, L.P., a California limited partnership, LG&E Power 12 Incorporated, a California corporation, Westpower-Hopewell, L.P., a Virginia limited partnership, LG&E Hopewell, L.P., a California limited partnership, and LG&E Power 13 Incorporated, a California corporation (collectively "Sellers"). Sellers own all of the partnership interests in three California general partnerships: LG&E - Westmoreland Southampton ("Southampton"), LG&E - Westmoreland Altavista ("Altavista") and LG&E - Westmoreland Hopewell ("Hopewell") (collectively "Partnerships") which own and operate three separate stoker coal-fired generation plants with capacities of 62.7 MW each located in Virginia (collectively "Generation Facilities"). Under the Put and Call Agreement the Company may obtain all of Sellers' interests in the Partnerships. When the Company acquires the Sellers' interests in the Partnerships, as envisioned by the Put and Call Agreement, the Partnerships will dissolve as a matter of law, and the Company will directly hold title to the Generation Facilities.

     The Company currently purchases all of the Generation Facilities energy and capacity through long term power purchase and operating agreements. The Generation Facilities are physically interconnected to the Company and are within the Company's current service territory. The proposed transaction is more fully described in the application.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                          Jonathan G. Katz
                                              Secretary